Exhibit 99.1

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Sailash Patel

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Furiex Pharmaceuticals Announces Agreement to Transfer Priligy® Product Rights

Morrisville, N.C. (May 14, 2012) - Furiex Pharmaceuticals, Inc. (NASDAQ: FURX) announced that it has entered into an agreement with ALZA Corporation and Janssen Pharmaceutica, N.V. whereby ALZA and Janssen will transfer worldwide rights for Priligy® to Furiex. Currently Priligy is marketed by Janssen for on-demand treatment of premature ejaculation in 15 countries in Europe, Asia and Latin America, while it is approved for that indication in 43 countries worldwide.

To ensure a smooth transition, Janssen will continue to manufacture and manage certain clinical and regulatory activities with respect to Priligy for a pre-defined period after the closing date of the agreement. Janssen will continue to make Priligy available to patients until the Marketing Authorizations are transferred, at which time commercialization of the product will transition to Furiex or its licensee.

“Priligy is the only treatment for premature ejaculation that has received regulatory approval, and we appreciate Janssen’s commitment for a smooth transition so that patients can continue to receive this important medicine,” said June Almenoff, M.D., Ph.D., president and chief medical officer of Furiex.

Under the agreement, Janssen will transfer to Furiex registration and commercialization activities for Priligy worldwide. Janssen will remain the Marketing Authorization Holder for Priligy until Marketing Authorization is transferred to Furiex or its licensee in each country.

The asset transfer is subject to various closing conditions, including negotiation and execution of additional agreements, and is expected to close in the third quarter of 2012.

About Premature Ejaculation

Premature ejaculation (PE) is a distressing sexual dysfunction that can be present from the first sexual encounter or can develop later in life. It is the most common male sexual dysfunction, affecting about 30 percent of male adult population at some point during their lives. The condition consists of three major components: a short time to ejaculation; lack of ejaculatory control; and negative personal impact, including distress related to rapid ejaculation. A combination of physiological and psychological factors is believed to influence the mechanism of ejaculation. Research suggests serotonin plays a central role in the timing of ejaculation.

About Priligy

Priligy (dapoxetine) is the first oral medication approved for “on-demand” treatment of PE. Priligy is a unique, short-acting, selective serotonin reuptake inhibitor (SSRI) designed to be taken only when needed - one to three hours before sexual intercourse is anticipated - rather than every day. The drug is specifically developed for the on-demand treatment of PE and was evaluated in five randomized, placebo-controlled Phase III clinical trials involving more than 6,000 men with PE and their partners. This is the largest and most comprehensive clinical trial program to date for a drug therapy to treat PE.

Priligy is approved for on-demand treatment of PE in 43 countries. On January 20, 2012, the European Commission issued a decision confirming the positive opinion adopted by the Committee for Medicinal Products for Human Use (CHMP) recommending the approval of Priligy in the remaining 20 European Union countries, Norway and Iceland where the drug was not yet approved. Pending national regulatory steps, marketing authorizations can be granted in these 22 European countries.

About Furiex

Furiex Pharmaceuticals is a drug development collaboration company that uses innovative clinical development design to accelerate and increase value of drug development programs by advancing them through the drug discovery and development process in a cost-efficient manner. Our drug development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a strong, diversified product portfolio and pipeline with multiple therapeutic candidates including two Phase III-ready assets, one compound in Phase III development with a partner and two products on the market. The company’s mission is to develop innovative medicines faster and at less cost, reducing the expense of health care globally while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: the risk that the closing conditions will not be met and the asset transfer agreement will not close; the demand for our potential products, if and when approved; the inability of our licensees to commercialize our products; increased commercialization challenges arising from general industry conditions and competition; domestic and foreign health care reforms and governmental laws and regulations; changes in the safety and efficacy profile of our product as it progresses through market use; progress of our product in the marketplace as it relates to receiving future royalty and milestone payments; time required to gain regulatory approvals; continuing losses and our potential need for additional financing; the costs of defending or prosecuting any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.